ZIONS BANCORPORATION
Press Release – Page 1
April 23, 2018

Zions Bancorporation One South Main Salt Lake City, UT 84133 April 23, 2018
www.zionsbancorporation.com
First Quarter 2018 Financial Results: FOR IMMEDIATE RELEASE

Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation Reports: 1Q18 Net Earnings¹ of $231 million, diluted EPS of $1.09 compared with 1Q17 Net Earnings¹ of $129 million, diluted EPS of $0.61, and 4Q17 Net Earnings¹ of $114 million, diluted EPS of $0.54

FIRST QUARTER RESULTS

$1.09	$231 million	3.56%	12.2%
Earnings per diluted common share	Net Earnings [1]	Net interest margin (“NIM”)	Common Equity Tier 1

FIRST QUARTER HIGHLIGHTS²

Net Interest Income and NIM	•	Net interest income was $542 million, up 11%
	•	NIM was 3.56% compared with 3.38%

Operating Performance	•	Pre-provision net revenue ("PPNR") was $273 million, up 27%
	•	Adjusted PPNR³ was $265 million, up 24%
	•	Noninterest expense was $412 million, compared with $414 million
	•	Adjusted noninterest expense³ was $419 million, compared with $411 million
	•	Efficiency ratio³ was 61.3%, compared with 65.9%

Loans and Credit Quality	•	Net loans and leases were $45.1 billion, up 5%
	•	Classified loans were $1.0 billion, down 30%; and nonperforming assets were $392 million, down 33%
•
Provision for credit losses was ($47) million, or $0.17 per share, compared with $18 million; the allowance reduction resulted from the sustained trend in improving credit quality, particularly in the oil and gas-related portfolio, and minimal incurred losses-to-date from Hurricane Harvey

	•	Annualized net charge-offs were 0.05% of average loans, compared with 0.43%

Capital Returns	•	Return on average tangible common equity³ was 15.5%, compared with 8.8%
	•	Common stock repurchases of $115 million, 2.2 million shares, or 1.1% of shares outstanding as of December 31, 2017
	•	Common dividend increased to $0.20 per share from $0.08 per share

Notable Items	•	Interest income recoveries of $11 million, or $0.04 per share, from four loans in 1Q18
	•	Effective tax rate declined to 22.7% in 1Q18 from 36.8% for all of 2017 as a result of recent tax reform

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO, commented, “Our first quarter results reflect continued strong positive operating leverage, with the result that adjusted pre-provision net revenue increased 19% over the first quarter of last year, even after excluding the positive impact of unusually large interest recoveries. Credit quality is also strong, as nonperforming assets have declined by a third over the past year, while net loans charged-off during the quarter were a modest 0.05%, annualized, of total loans and leases. Finally, tax reform reduced the effective tax rate to 23% from what has more typically been a rate in the mid-to-low 30% range. Business confidence and economic conditions across the western U.S. are strong, and we are optimistic about the year ahead.”

OPERATING PERFORMANCE[3]

¹ Net Earnings is net earnings applicable to common shareholders.
² Comparisons noted in the bullet points are calculated for the current quarter versus the same prior-year period, unless otherwise specified.
³ For information on non-GAAP financial measures and why the Company presents these numbers, see pages 16-18.

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ZIONS BANCORPORATION
Press Release – Page 2
April 23, 2018

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period, unless otherwise specified.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				1Q18 - 4Q17		1Q18 - 1Q17
(In millions)	1Q18	4Q17	1Q17	$	%	$	%
Interest and fees on loans	$497	$477	$433	$20	4%	$64	15%
Interest on money market investments	6	5	4	1	20	2	50
Interest on securities	86	80	78	6	8	8	10
Total interest income	589	562	515	27	5	74	14
Interest on deposits	20	17	13	3	18	7	54
Interest on short and long-term borrowings	27	19	13	8	42	14	108
Total interest expense	47	36	26	11	31	21	81
Net interest income	$542	$526	$489	$16	3	$53	11
				bps		bps
Net interest margin	3.56%	3.45%	3.38%	11		18
Net interest income increased to $542 million in the first quarter of 2018 from $489 million. The $53 million, or 11%, increase in net interest income was primarily due to a $64 million increase in interest and fees on loans resulting from loan growth in commercial and consumer loans and increases in short-term interest rates, and an $8 million increase in interest on securities, resulting from a $907 million, or 6%, increase in the size of the average investment securities portfolio. Interest income was positively impacted in the first quarter by interest income recoveries, most notably four commercial loan interest income recoveries of $11 million. Interest expense increased $21 million, primarily due to a $14 million increase in interest on short and long-term borrowings and a $7 million increase in interest on deposits. The interest on short and long-term borrowings was impacted by both larger balances and higher rates.
The net interest margin increased to 3.56% in the first quarter of 2018 compared with 3.45% in the fourth quarter of 2017 and 3.38% in the same prior year period. The expansion of the margin was primarily due to a material expansion of the yield on earnings assets, which increased 31 basis points compared with the first quarter of 2017 and 18 basis compared with the fourth quarter of 2017. Compared with the fourth quarter of 2017, the taxable-equivalent yield on assets increased to 3.87% from 3.69% due to a 21 basis point increase in the average loan yield and an 11 basis point increase in the average securities yield. The decrease in the corporate tax rate from 35% to 21% decreased the taxable-equivalent yield on $3.1 billion of tax-exempt assets, which had a 3 basis point negative impact on the average yield of interest-earning assets. The previously-mentioned interest income recoveries positively impacted the loan yield by approximately 9 basis points and the net interest margin by approximately 7 basis points in the current quarter.
The rate paid on total deposits and interest-bearing liabilities increased 15 basis points from 0.18% for the first quarter of 2017 to 0.33% for the first quarter of 2018, primarily due to an increase in both the amount of interest-bearing liabilities and the rate paid on wholesale funding and deposits. The total cost of deposits for the first quarter of 2018 was 0.15%, compared with 0.13% and 0.10% for the fourth and first quarters of 2017, respectively.

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ZIONS BANCORPORATION
Press Release – Page 3
April 23, 2018

Noninterest Income
				1Q18 - 4Q17		1Q18 - 1Q17
(In millions)	1Q18	4Q17	1Q17	$	%	$	%
Service charges and fees on deposit accounts	$42	$44	$42	$(2)	(5)%	$—	—%
Other service charges, commissions and fees	55	56	49	(1)	(2)	6	12
Wealth management and trust income	12	12	10	—	—	2	20
Loan sales and servicing income	6	6	7	—	—	(1)	(14)
Capital markets and foreign exchange	8	9	7	(1)	(11)	1	14
Customer-related fees	123	127	115	(4)	(3)	8	7
Dividends and other investment income	11	10	12	1	10	(1)	(8)
Securities gains (losses), net	—	—	5	—	NM	(5)	(100)
Other	4	2	—	2	100	4	NM
Total noninterest income	$138	$139	$132	$(1)	(1)	$6	5
Total noninterest income for the first quarter of 2018 increased by $6 million, or 5%, to $138 million from $132 million, primarily due to an $8 million, or 7%, increase in customer-related fees, mainly related to customer interest rate swap management fees, loan syndication fees, wealth management and trust income, and municipal fees. Other noninterest income increased $4 million, primarily due to favorable credit valuations on client-related derivative instruments and net gains on sales of assets. These increases were partially offset by a $5 million decrease in securities gains as a result of increases in the market values of the Company’s Small Business Investment Company (“SBIC”) investments in the prior year period that did not recur in similar magnitudes in the first quarter of 2018.

Noninterest Expense
				1Q18 - 4Q17		1Q18 - 1Q17
(In millions)	1Q18	4Q17	1Q17	$	%	$	%
Salaries and employee benefits	$269	$253	$261	$16	6%	$8	3%
Occupancy, net	31	29	34	2	7	(3)	(9)
Furniture, equipment and software, net	33	34	32	(1)	(3)	1	3
Other real estate expense, net	—	—	—	—	NM	—	NM
Credit-related expense	7	6	7	1	17	—	—
Provision for unfunded lending commitments	(7)	(1)	(5)	(6)	(600)	(2)	(40)
Professional and legal services	12	13	14	(1)	(8)	(2)	(14)
Advertising	5	5	5	—	—	—	—
FDIC premiums	13	13	12	—	—	1	8
Other	49	65	54	(16)	(25)	(5)	(9)
Total noninterest expense	$412	$417	$414	$(5)	(1)	$(2)	—
Adjusted noninterest expense [1]	$419	$415	$411	$4	1%	$8	2%

[1]	For information on non-GAAP financial measures, see pages 16-18.
Noninterest expense for the first quarter of 2018 was $412 million, compared with $414 million for the first quarter of 2017. Salaries and employee benefits increased $8 million primarily due to a $5 million increase in salaries and bonuses. As a result of the recent tax reform, the Company awarded salary increases to employees earning less than $50,000 per year, and committed to pay $1,000 bonuses in late 2018 to employees earning up to $100,000 and employed at the end of 2017. The increase in salary and employee benefits was also impacted by a $4 million increase in employee medical expenses.

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ZIONS BANCORPORATION
Press Release – Page 4
April 23, 2018

Noninterest expense was reduced by slight decreases in occupancy, professional and legal services, and other noninterest expenses. Other noninterest expense during the fourth quarter of 2017 included a $12 million charitable contribution, which was attributable to the passing of the Tax Cut and Jobs Act (“the Act”).
Adjusted noninterest expense for the first quarter of 2018 increased $8 million, or 2%, to $419 million, compared with $411 million for the same prior year period. The main variance between noninterest expense and adjusted noninterest expense for the first quarter of 2018 is the provision for unfunded lending commitments, which was $(7) million, due primarily to continued credit quality improvement. The aforementioned 2% year-over-year increase is in line with our publicly-stated expectations that noninterest expense is likely to experience an increase in the low single-digit percentage range relative to the prior year.
Our efficiency ratio improved to 61.3% in the first quarter of 2018, compared with 61.6% in the fourth quarter of 2017 and 65.9% in the first quarter of 2017, continuing our trend and consistent with our goal of increasing revenue while controlling costs. For information on non-GAAP financial measures, see pages 16-18.

Income Taxes
Our income tax rate was 22.7% for the first quarter of 2018, compared with 52.5% for the fourth quarter of 2017 and 24.5% for the first quarter of 2017. The income tax rate for the first quarter of 2018 was positively impacted by the decrease in the corporate federal income tax rate to 21% from 35%, effective January 1, 2018, in addition to a $4 million benefit from the 2017 change in accounting for share-based compensation. The impact of the Act on the net deferred tax asset resulted in a non-cash charge of $47 million through income tax expense during the fourth quarter of 2017. The relatively low first quarter of 2017 tax rate was primarily driven by a one-time $14 million benefit to tax expense related to state tax adjustments, and a $4 million benefit from the implementation of the accounting for share-based compensation.
BALANCE SHEET ANALYSIS

Asset Quality
				1Q18 - 4Q17		1Q18 - 1Q17
(In millions)	1Q18	4Q17	1Q17	bps		bps
Ratio of nonperforming assets to loans and leases and other real estate owned	0.87%	0.93%	1.37%	(6)		(50)
Annualized ratio of net loan and lease charge-offs to average loans	0.05%	0.11%	0.43%	(6)		(38)
Ratio of allowance for loan losses to loans and leases, at period end	1.05%	1.16%	1.27%	(11)		(22)
				$	%	$	%
Classified loans	$1,023	$1,133	$1,464	$(110)	(10)%	$(441)	(30)%
Nonperforming assets	392	418	588	(26)	(6)%	(196)	(33)%
Net loan and lease charge-offs	5	12	46	(7)	(58)%	(41)	(89)%
Provision for credit losses	(47)	(12)	18	(35)	(292)%	(65)	(361)%

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ZIONS BANCORPORATION
Press Release – Page 5
April 23, 2018

Asset quality continued to improve for the entire loan portfolio when compared with the prior quarter and the same prior year period, primarily due to improvements in the oil and gas-related portfolio and decreases in overall classified and nonperforming assets. Classified loans and nonperforming assets for the oil and gas-related portfolio decreased $357 million and $206 million, respectively, from the first quarter of 2017.
The Company recorded a $(47) million provision for credit losses during the first quarter of 2018, compared with $(12) million during the fourth quarter of 2017, and $18 million for the first quarter of 2017. The $(47) million provision is primarily the result of improving credit quality in the oil and gas-related portfolio and an additional reduction of the reserve established for Hurricane Harvey in the third quarter of 2017. The allowance for loan losses was $473 million at March 31, 2018, compared with $544 million at March 31, 2017, or 1.05% and 1.27% of loans and leases, respectively.

Loans and Leases
				1Q18 - 4Q17		1Q18 - 1Q17
(In millions)	1Q18	4Q17	1Q17	$	%	$	%
Loans held for sale	$90	$44	$128	$46	105%	$(38)	(30)
Loans and leases:
Commercial	23,140	22,926	21,556	214	1	1,584	7
Commercial real estate	11,122	11,124	11,206	(2)	—	(84)	(1)
Consumer	10,821	10,730	9,980	91	1	841	8
Loans and leases, net of unearned income and fees	45,083	44,780	42,742	303	1	2,341	5
Less allowance for loan losses	473	518	544	(45)	(9)	(71)	(13)
Loans held for investment, net of allowance	$44,610	$44,262	$42,198	$348	1	$2,412	6
Loans and leases, net of unearned income and fees, increased $2.3 billion, or 5%, to $45.1 billion at March 31, 2018 from $42.7 billion at March 31, 2017, predominantly in commercial and industrial loans, which increased 6%, and 1-4 family residential loans, which increased 9%. Commercial real estate loans declined slightly from the prior year, primarily due to payoffs and moderate originations due to active management of credit risk concentrations over the past year. Unfunded lending commitments increased to $21.0 billion at March 31, 2018, compared with $19.4 billion at March 31, 2017.

Deposits
				1Q18 - 4Q17		1Q18 - 1Q17
(In millions)	1Q18	4Q17	1Q17	$	%	$	%
Noninterest-bearing demand	$23,909	$23,886	$24,410	$23	—%	$(501)	(2)%
Interest-bearing:
Savings and money market	25,473	25,620	26,071	(147)	(1)	(598)	(2)
Time	3,581	3,115	2,994	466	15	587	20
Total deposits	$52,963	$52,621	$53,475	$342	1	$(512)	(1)
Total deposits decreased by $0.5 billion, or 1%, from $53.5 billion at March 31, 2017. Average total deposits decreased slightly to $52.0 billion for the first quarter of 2018 compared with $52.2 billion for the first quarter of

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ZIONS BANCORPORATION
Press Release – Page 6
April 23, 2018

2017. Average noninterest bearing deposits decreased slightly to $23.4 billion for the first quarter of 2018, compared with $23.5 billion for the first quarter of 2017, and were 45% of average total deposits for both periods.

Shareholders’ Equity
				1Q18 - 4Q17		1Q18 - 1Q17
(In millions)	1Q18	4Q17	1Q17	$	%	$	%
Shareholders’ equity:
Preferred Stock	$566	$566	$710	$—	—%	$(144)	(20)%
Common Stock	4,346	4,445	4,696	(99)	(2)	(350)	(7)
Retained earnings	2,999	2,807	2,435	192	7	564	23
Accumulated other comprehensive income (loss)	(267)	(139)	(111)	(128)	(92)	(156)	(141)
Total shareholders' equity	$7,644	$7,679	$7,730	$(35)	—	$(86)	(1)
During the first quarter of 2018, the Company increased its common stock dividend to $0.20 cents per share from $0.16 cents per share in the fourth quarter of 2017. Common stock repurchases during the current quarter totaled $115 million, or 2.2 million shares, which is equivalent to 1.1% of common stock outstanding as of December 31, 2017. During the last four quarters the Company has repurchased $390 million, or 8.1 million shares, which is equivalent to 4.0% of common stock outstanding as of March 31, 2017. The Company has $120 million of buyback capacity remaining in its 2017 capital plan, which spans the timeframe of July 2017 to June 2018. Weighted average diluted shares decreased by 0.2 million compared with the first quarter of 2017, as repurchased shares more than offset the increased dilutive impact of warrants that have been outstanding since 2008 (“TARP” warrants - NASDAQ: ZIONZ) and 2010 (NASDAQ: ZIONW) and employee equity grants. During the first quarter of 2018, 3.2 million warrants were exercised. As of March 31, 2018, the Company had 2.6 million and 29.3 million warrants outstanding of ZIONZ (TARP) and ZIONW warrants, respectively. The ZIONZ warrants expire on November 14, 2018 and the ZIONW warrants expire on May 22, 2020.
Preferred stock decreased by $144 million from March 31, 2017 to March 31, 2018 as a result of the Company redeeming all outstanding shares of its 7.9% Series F Non-Cumulative Perpetual Preferred Stock during the second quarter of 2017. Preferred dividends are expected to be $34 million for all of 2018.
Tangible book value per common share increased to $30.76 at March 31, 2018, compared with $29.61. Basel III common equity tier 1 (“CET1”) capital was $6.3 billion at March 31, 2018, compared with $6.1 billion at March 31, 2017; the increase was primarily due to an $564 million increase in retained earnings partially offset by the previously mentioned share repurchases. The estimated Basel III CET1 capital ratio was 12.2% at both March 31, 2018 and at March 31, 2017. For information on non-GAAP financial measures, see pages 16-18.

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ZIONS BANCORPORATION
Press Release – Page 7
April 23, 2018

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these first quarter results at 5:30 p.m. ET this afternoon (April 23, 2018). Media representatives, analysts, investors, and the public are invited to join this discussion by calling 253-237-1247 (domestic and international) and entering the passcode 7987919, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation
Zions Bancorporation is one of the nation's premier financial services companies with total assets exceeding $65 billion. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements in the earnings release that are based on other than historical information or that express Zions Bancorporation’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect, among other things, our current expectations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, industry results or regulatory outcomes to differ materially from those expressed or implied by such forward-looking statements.
Without limiting the foregoing, the words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about future financial and operating results, the potential timing or consummation of the proposed transaction described in the presentation and receipt of regulatory approvals or determinations, or the anticipated benefits thereof, including, without limitation, future financial and operating results. Actual results and outcomes may differ materially from those presented, either expressed or implied, in the presentation. Important risk factors that may cause such material differences include, but are not limited to, the actual amount and duration of declines in the price of oil and gas; Zions’ ability to meet efficiency and noninterest expense goals; the rate of change of interest sensitive assets and liabilities relative to changes in benchmark interest rates; risks and uncertainties related to the ability to obtain shareholder and regulatory approvals or determinations, or the possibility that such approvals or determinations may

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ZIONS BANCORPORATION
Press Release – Page 8
April 23, 2018

be delayed; the imposition by regulators of conditions or requirements that are not favorable to Zions; the ability of Zions Bancorporation to achieve anticipated benefits from the consolidation and regulatory determinations; and legislative, regulatory and economic developments that may diminish or eliminate the anticipated benefits of the consolidation. These risks, as well as other factors, are discussed in Zions Bancorporation’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (https://www.sec.gov/), and other risks associated with the proposed transaction will be more fully discussed in the proxy statement that will be filed with the Securities and Exchange Commission in connection with the proposed transaction.
Except as required by law, Zions Bancorporation specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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ZIONS BANCORPORATION
Press Release – Page 9
April 23, 2018

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
BALANCE SHEET [1]
Loans held for investment, net of allowance	$44,610	$44,262	$43,615	$43,139	$42,198
Total assets	66,481	66,288	65,564	65,446	65,463
Deposits	52,963	52,621	52,099	52,378	53,475
Total shareholders’ equity	7,644	7,679	7,761	7,749	7,730
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$231	$114	$152	$154	$129
Net interest income	542	526	522	528	489
Taxable-equivalent net interest income [2]	547	535	531	537	497
Total noninterest income	138	139	139	132	132
Total noninterest expense	412	417	413	405	414
Adjusted pre-provision net revenue [2]	265	259	251	268	213
Provision for loan losses	(40)	(11)	5	7	23
Provision for unfunded lending commitments	(7)	(1)	(4)	3	(5)
Provision for credit losses	(47)	(12)	1	10	18
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.09	$0.54	$0.72	$0.73	$0.61
Dividends	0.20	0.16	0.12	0.08	0.08
Book value per common share [1]	35.92	36.01	36.03	35.54	34.65
Tangible book value per common share [1,2]	30.76	30.87	30.93	30.50	29.61
Weighted average common and common-equivalent shares outstanding (in thousands)	210,243	209,681	209,106	208,183	210,405
Common shares outstanding (in thousands) [1]	197,050	197,532	199,712	202,131	202,595
SELECTED RATIOS AND OTHER DATA
Return on average assets	1.45%	0.74%	0.97%	1.03%	0.88%
Return on average common equity	13.3%	6.3%	8.3%	8.6%	7.5%
Tangible return on average tangible common equity [2]	15.5%	7.4%	9.8%	10.2%	8.8%
Net interest margin	3.56%	3.45%	3.45%	3.52%	3.38%
Cost of total deposits, annualized	0.15%	0.13%	0.12%	0.11%	0.10%
Efficiency ratio [2]	61.3%	61.6%	62.3%	59.8%	65.9%
Effective tax rate	22.7%	52.5%	34.2%	32.3%	24.5%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.87%	0.93%	1.06%	1.12%	1.37%
Annualized ratio of net loan and lease charge-offs to average loans	0.05%	0.11%	0.07%	0.06%	0.43%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.16%	1.29%	1.36%	1.39%	1.41%
Full-time equivalent employees	10,122	10,083	10,041	10,074	10,004
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital	$6,333	$6,239	$6,238	$6,217	$6,114
Risk-weighted assets	$51,779	$51,456	$51,043	$50,575	$50,016
Tangible common equity ratio	9.3%	9.3%	9.6%	9.6%	9.3%
Common equity tier 1 capital ratio	12.2%	12.1%	12.2%	12.3%	12.2%
Tier 1 leverage ratio	10.5%	10.5%	10.6%	10.5%	10.8%
Tier 1 risk-based capital ratio	13.3%	13.2%	13.3%	13.4%	13.6%
Total risk-based capital ratio	14.8%	14.8%	15.0%	15.1%	15.3%

[1]	At period end.

[2]	For information on non-GAAP financial measures, see pages 16-18.

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ZIONS BANCORPORATION
Press Release – Page 10
April 23, 2018

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$470	$548	$541	$481	$566
Money market investments:
Interest-bearing deposits	717	782	765	1,167	1,761
Federal funds sold and security resell agreements	696	514	467	427	363
Investment securities:
Held-to-maturity, at amortized cost (approximate fair value $752, $762, $743, $774 and $803)	768	770	746	775	815
Available-for-sale, at fair value	14,896	15,161	15,242	15,341	15,606
Trading account, at fair value	143	148	56	61	40
Total investment securities	15,807	16,079	16,044	16,177	16,461
Loans held for sale	90	44	71	53	128
Loans and leases, net of unearned income and fees	45,083	44,780	44,156	43,683	42,742
Less allowance for loan losses	473	518	541	544	544
Loans held for investment, net of allowance	44,610	44,262	43,615	43,139	42,198
Other noninterest-bearing investments	1,073	1,029	1,008	1,012	973
Premises, equipment and software, net	1,098	1,094	1,083	1,069	1,047
Goodwill and intangibles	1,016	1,016	1,017	1,019	1,021
Other real estate owned	5	4	3	4	3
Other assets	899	916	950	898	942
Total assets	$66,481	$66,288	$65,564	$65,446	$65,463
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$23,909	$23,886	$24,011	$24,172	$24,410
Interest-bearing:
Savings and money market	25,473	25,620	25,179	25,165	26,071
Time	3,581	3,115	2,909	3,041	2,994
Total deposits	52,963	52,621	52,099	52,378	53,475
Federal funds and other short-term borrowings	4,867	4,976	4,624	4,342	3,137
Long-term debt	383	383	383	383	383
Reserve for unfunded lending commitments	51	58	59	63	60
Other liabilities	573	571	638	531	678
Total liabilities	58,837	58,609	57,803	57,697	57,733
Shareholders’ equity:
Preferred stock, without par value, authorized 4,400 shares	566	566	566	566	710
Common stock, without par value; authorized 350,000 shares; issued and outstanding 197,050, 197,532, 199,712, 202,131, and 202,595 shares	4,346	4,445	4,552	4,660	4,696
Retained earnings	2,999	2,807	2,700	2,572	2,435
Accumulated other comprehensive income (loss)	(267)	(139)	(57)	(49)	(111)
Total shareholders’ equity	7,644	7,679	7,761	7,749	7,730
Total liabilities and shareholders’ equity	$66,481	$66,288	$65,564	$65,446	$65,463

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ZIONS BANCORPORATION
Press Release – Page 11
April 23, 2018

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In millions, except share and per share amounts)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Interest income:
Interest and fees on loans	$497	$477	$468	$469	$433
Interest on money market investments	6	5	5	5	4
Interest on securities	86	80	84	84	78
Total interest income	589	562	557	558	515
Interest expense:
Interest on deposits	20	17	15	14	13
Interest on short- and long-term borrowings	27	19	20	16	13
Total interest expense	47	36	35	30	26
Net interest income	542	526	522	528	489
Provision for loan losses	(40)	(11)	5	7	23
Net interest income after provision for loan losses	582	537	517	521	466
Noninterest income:
Service charges and fees on deposit accounts	42	44	42	43	42
Other service charges, commissions and fees	55	56	55	56	49
Wealth management and trust income	12	12	11	10	10
Loan sales and servicing income	6	6	6	6	7
Capital markets and foreign exchange	8	9	8	6	7
Customer-related fees	123	127	122	121	115
Dividends and other investment income	11	10	9	10	12
Securities gains (losses), net	—	—	5	2	5
Other	4	2	3	(1)	—
Total noninterest income	138	139	139	132	132
Noninterest expense:
Salaries and employee benefits	269	253	251	240	261
Occupancy, net	31	29	35	32	34
Furniture, equipment and software, net	33	34	32	32	32
Other real estate expense, net	—	—	(1)	—	—
Credit-related expense	7	6	7	8	7
Provision for unfunded lending commitments	(7)	(1)	(4)	3	(5)
Professional and legal services	12	13	15	14	14
Advertising	5	5	6	6	5
FDIC premiums	13	13	15	13	12
Other	49	65	57	57	54
Total noninterest expense	412	417	413	405	414
Income before income taxes	308	259	243	248	184
Income taxes	70	136	83	80	45
Net income	238	123	160	168	139
Preferred stock dividends	(7)	(9)	(8)	(12)	(10)
Preferred stock redemption	—	—	—	(2)	—
Net earnings applicable to common shareholders	$231	$114	$152	$154	$129
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	196,722	198,648	200,332	201,822	202,347
Diluted shares (in thousands)	210,243	209,681	209,106	208,183	210,405
Net earnings per common share:
Basic	$1.16	$0.57	$0.75	$0.76	$0.63
Diluted	1.09	0.54	0.72	0.73	0.61

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ZIONS BANCORPORATION
Press Release – Page 12
April 23, 2018

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Commercial:
Commercial and industrial	$14,125	$14,003	$14,041	$13,850	$13,368
Leasing	371	364	343	387	404
Owner occupied	7,345	7,288	7,082	7,095	6,973
Municipal	1,299	1,271	1,073	871	811
Total commercial	23,140	22,926	22,539	22,203	21,556
Commercial real estate:
Construction and land development	2,099	2,021	2,170	2,186	2,123
Term	9,023	9,103	8,944	9,012	9,083
Total commercial real estate	11,122	11,124	11,114	11,198	11,206
Consumer:
Home equity credit line	2,792	2,777	2,745	2,697	2,638
1-4 family residential	6,768	6,662	6,522	6,359	6,185
Construction and other consumer real estate	599	597	558	560	517
Bankcard and other revolving plans	488	509	490	478	459
Other	174	185	188	188	181
Total consumer	10,821	10,730	10,503	10,282	9,980
Loans and leases, net of unearned income and fees	$45,083	$44,780	$44,156	$43,683	$42,742

Nonperforming Assets
(Unaudited)

(In millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Nonaccrual loans[1]	$387	$414	$465	$486	$585
Other real estate owned	5	4	3	4	3
Total nonperforming assets	$392	$418	$468	$490	$588
Ratio of nonperforming assets to loans[1] and leases and other real estate owned	0.87%	0.93%	1.06%	1.12%	1.37%
Accruing loans past due 90 days or more	$16	$22	$30	$19	$30
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.04%	0.05%	0.07%	0.04%	0.07%
Nonaccrual loans and accruing loans past due 90 days or more	$403	$436	$495	$505	$615
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	0.89%	0.97%	1.12%	1.15%	1.43%
Accruing loans past due 30-89 days	$98	$120	$99	$98	$137
Restructured loans included in nonaccrual loans	86	87	115	137	131
Restructured loans on accrual	143	139	133	167	167
Classified loans	1,023	1,133	1,248	1,317	1,464
1 Includes loans held for sale.

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ZIONS BANCORPORATION
Press Release – Page 13
April 23, 2018

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Allowance for Loan Losses
Balance at beginning of period	$518	$541	$544	$544	$567
Additions:
Provision for losses	(40)	(11)	5	7	23
Deductions:
Gross loan and lease charge-offs	(26)	(27)	(25)	(35)	(57)
Recoveries	21	15	17	28	11
Net loan and lease charge-offs	(5)	(12)	(8)	(7)	(46)
Balance at end of period	$473	$518	$541	$544	$544
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.05%	1.16%	1.23%	1.25%	1.27%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	131%	129%	120%	115%	99%
Annualized ratio of net loan and lease charge-offs to average loans	0.05%	0.11%	0.07%	0.06%	0.43%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$58	$59	$63	$60	$65
Provision charged (credited) to earnings	(7)	(1)	(4)	3	(5)
Balance at end of period	$51	$58	$59	$63	$60
Total Allowance for Credit Losses
Allowance for loan losses	$473	$518	$541	$544	$544
Reserve for unfunded lending commitments	51	58	59	63	60
Total allowance for credit losses	$524	$576	$600	$607	$604
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.16%	1.29%	1.36%	1.39%	1.41%
1 Does not include loans held for sale.

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ZIONS BANCORPORATION
Press Release – Page 14
April 23, 2018

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Loans held for sale	$26	$12	$13	$12	$34
Commercial:
Commercial and industrial	$140	$195	$257	$278	$358
Leasing	8	8	8	10	13
Owner occupied	80	90	85	86	89
Municipal	1	1	1	1	1
Total commercial	229	294	351	375	461
Commercial real estate:
Construction and land development	5	4	6	6	7
Term	57	36	41	37	38
Total commercial real estate	62	40	47	43	45
Consumer:
Home equity credit line	14	13	11	11	9
1-4 family residential	54	55	40	43	35
Construction and other consumer real estate	1	—	1	1	1
Bankcard and other revolving plans	1	—	1	—	—
Other	—	—	1	1	—
Total consumer	70	68	54	56	45
Total nonaccrual loans	$387	$414	$465	$486	$585

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Commercial:
Commercial and industrial	$—	$10	$4	$11	$45
Leasing	1	—	—	—	—
Owner occupied	1	—	—	2	1
Municipal	—	—	—	—	—
Total commercial	2	10	4	13	46
Commercial real estate:
Construction and land development	(2)	—	—	(8)	(2)
Term	—	1	2	—	1
Total commercial real estate	(2)	1	2	(8)	(1)
Consumer:
Home equity credit line	1	—	—	1	(1)
1-4 family residential	2	(1)	1	—	(1)
Construction and other consumer real estate	—	(1)	—	—	—
Bankcard and other revolving plans	2	2	—	1	3
Other	—	1	1	—	—
Total consumer loans	5	1	2	2	1
Total net charge-offs	$5	$12	$8	$7	$46

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ZIONS BANCORPORATION
Press Release – Page 15
April 23, 2018

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES
(Unaudited)

	Three Months Ended
	March 31, 2018		December 31, 2017		March 31, 2017
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$1,495	1.70%	$1,363	1.50%	$1,983	0.93%
Securities:
Held-to-maturity	789	3.54%	719	3.99%	847	3.90%
Available-for-sale	14,948	2.18%	15,008	2.04%	14,024	2.14%
Trading account	102	4.00%	72	4.11%	61	3.75%
Total securities	15,839	2.25%	15,799	2.14%	14,932	2.24%
Loans held for sale	51	3.94%	64	4.16%	132	3.22%
Loans held for investment [2]:
Commercial	23,040	4.70%	22,698	4.40%	21,606	4.22%
Commercial real estate	11,065	4.67%	11,070	4.54%	11,241	4.27%
Consumer	10,759	3.94%	10,574	3.84%	9,719	3.82%
Total loans held for investment	44,864	4.51%	44,342	4.30%	42,566	4.14%
Total interest-earning assets	62,249	3.87%	61,568	3.69%	59,613	3.56%
Cash and due from banks	592		613		974
Allowance for loan losses	(523)		(539)		(566)
Goodwill and intangibles	1,016		1,017		1,022
Other assets	3,032		3,038		2,952
Total assets	$66,366		$65,697		$63,995
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$25,296	0.19%	$25,272	0.17%	$25,896	0.14%
Time	3,280	1.00%	3,023	0.81%	2,856	0.59%
Total interest-bearing deposits	28,576	0.28%	28,295	0.23%	28,752	0.19%
Borrowed funds:
Federal funds and other short-term borrowings	5,707	1.54%	4,527	1.26%	2,924	0.71%
Long-term debt	383	5.83%	383	5.71%	521	5.92%
Total borrowed funds	6,090	1.81%	4,910	1.60%	3,445	1.50%
Total interest-bearing liabilities	34,666	0.55%	33,205	0.44%	32,197	0.33%
Noninterest-bearing deposits	23,417		24,038		23,460
Total deposits and interest-bearing liabilities	58,083	0.33%	57,243	0.25%	55,657	0.18%
Other liabilities	656		668		632
Total liabilities	58,739		57,911		56,289
Shareholders’ equity:
Preferred equity	566		566		710
Common equity	7,061		7,220		6,996
Total shareholders’ equity	7,627		7,786		7,706
Total liabilities and shareholders’ equity	$66,366		$65,697		$63,995
Spread on average interest-bearing funds		3.32%		3.25%		3.23%
Net yield on interest-earning assets		3.56%		3.45%		3.38%
1 Rates are calculated using amounts in thousands and taxable-equivalent rates used where applicable. The taxable-equivalent rates used are the rates that were applicable at the time of each respective reporting period.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

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ZIONS BANCORPORATION
Press Release – Page 16
April 23, 2018

GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. The Company considers these adjustments to be relevant to ongoing operating results and provide a meaningful base for period-to-period and company-to-company comparisons. These non-GAAP financial measures are used by management to assess the performance and financial position of the Company and for presentations of Company performance to investors. The Company further believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, and are not required to be uniformly applied by individual entities. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following are non-GAAP financial measures presented in this press release and a discussion of why management uses these non-GAAP measures:
Tangible Book Value per Common Share – this schedule also includes “tangible common equity.” Tangible book value per common share is a non-GAAP financial measure that management believes provides additional useful information about the level of tangible equity in relation to outstanding shares of common stock. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.
Return on Average Tangible Common Equity – this schedule also includes “net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax” and “average tangible common equity.” Return on average tangible common equity is a non-GAAP financial measure that management believes provides useful information about the Company’s use of shareholders’ equity. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.
Efficiency Ratio – this schedule also includes “adjusted noninterest expense,” “taxable-equivalent net interest income,” “adjusted taxable-equivalent revenue,” and “adjusted pre-provision net revenue (“PPNR”).” The methodology of determining the efficiency ratio may differ among companies. Management makes adjustments to exclude certain items as identified in the subsequent schedules which it believes allows for more consistent comparability among periods. Management believes the efficiency ratio provides useful information regarding the cost of generating revenue. Adjusted noninterest expense provides a measure as to how well the Company is managing its expenses, and adjusted PPNR enables management and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. Taxable-equivalent net interest income allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources.

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ZIONS BANCORPORATION
Press Release – Page 17
April 23, 2018

GAAP to Non-GAAP Reconciliations
(Unaudited)

(In millions, except shares and per share amounts)		March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Tangible Book Value per Common Share
Total shareholders’ equity (GAAP)		$7,644	$7,679	$7,761	$7,749	$7,730
Preferred stock		(566)	(566)	(566)	(566)	(710)
Goodwill and intangibles		(1,016)	(1,016)	(1,017)	(1,019)	(1,021)
Tangible common equity (non-GAAP)	(a)	$6,062	$6,097	$6,178	$6,164	$5,999
Common shares outstanding (in thousands)	(b)	197,050	197,532	199,712	202,131	202,595
Tangible book value per common share (non-GAAP)	(a/b)	$30.76	$30.87	$30.93	$30.50	$29.61

		Three Months Ended
(Dollar amounts in millions)		March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Return on Average Tangible Common Equity
Net earnings applicable to common shareholders (GAAP)		$231	$114	$152	$154	$129
Adjustments, net of tax:
Amortization of core deposit and other intangibles		—	1	1	1	1
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$231	$115	$153	$155	$130
Average common equity (GAAP)		$7,061	$7,220	$7,230	$7,143	$6,996
Average goodwill and intangibles		(1,016)	(1,017)	(1,018)	(1,020)	(1,022)
Average tangible common equity (non-GAAP)	(b)	$6,045	$6,203	$6,212	$6,123	$5,974
Number of days in quarter	(c)	90	92	92	91	90
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	15.5%	7.4%	9.8%	10.2%	8.8%

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ZIONS BANCORPORATION
Press Release – Page 18
April 23, 2018

GAAP to Non-GAAP Reconciliations
(Unaudited)

		Three Months Ended
(In millions)		March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$412	$417	$413	$405	$414
Adjustments:
Severance costs		—	1	1	—	5
Other real estate expense		—	—	(1)	—	—
Provision for unfunded lending commitments		(7)	(1)	(4)	3	(5)
Amortization of core deposit and other intangibles		—	1	2	2	2
Restructuring costs		—	1	1	1	1
Total adjustments	(b)	(7)	2	(1)	6	3
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$419	$415	$414	$399	$411
Net interest income (GAAP)	(d)	$542	$526	$522	$528	$489
Fully taxable-equivalent adjustments	(e)	5	9	9	9	8
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	547	535	531	537	497
Noninterest income (GAAP)	(g)	138	139	139	132	132
Combined income (non-GAAP)	(f+g)=(h)	685	674	670	669	629
Adjustments:
Fair value and nonhedge derivative income		1	—	—	—	—
Securities gains (losses), net		—	—	5	2	5
Total adjustments	(i)	1	—	5	2	5
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$684	$674	$665	$667	$624
Pre-provision net revenue (PPNR)	(h)-(a)	$273	$257	$257	$264	$215
Adjusted PPNR (non-GAAP)	(j-c)	265	259	251	268	213
Efficiency ratio (non-GAAP)	(c/j)	61.3%	61.6%	62.3%	59.8%	65.9%

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